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                                                                EXHIBIT 10.135





                       VILLAGE FARMS OF BUFFALO, L.P.




                            AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP









                        Dated as of September 4, 1997











     THE LIMITED PARTNERSHIP INTEREST REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF CERTAIN STATES AND HAVE BEEN OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENT OF THE ACT AND SUCH LAWS. THE LIMITED PARTNERSHIP INTEREST IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY BE TRANSFERRED ONLY IN A MANNER WHICH IS IN COMPLIANCE WITH THE PROVISIONS OF THIS AGREEMENT, AND MAY ONLY BE TRANSFERRED IN A TRANSACTION THAT IS REGISTERED UNDER THE ACT OR EXEMPT FROM SUCH REGISTRATION.

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                       TABLE OF CONTENTS

                           ARTICLE I

                          DEFINITIONS

     1.1     Certain Defined Terms                                2
     1.2     Other Definitional Provisions                       13


                           ARTICLE II

                       GENERAL PROVISIONS

     2.1     Formation of Partnership                            14
     2.2     Name of the Partnership                             14
     2.3     Business of the Partnership                         14
     2.4     Registered Office of the Partnership                14
     2.5     Liability of the Partners Generally                 14
     2.6     Office of the Partnership                           15
     2.7     Duration of the Partnership                         15


                           ARTICLE III

                      CAPITAL CONTRIBUTIONS

     3.1     Capital Contributions                               15
     3.2     Additional Capital Contributions                    16
     3.3     Conditions                                          16
     3.4     Interest                                            18
     3.5     Withdrawals of Capital                              18
     3.6     Additional Capital Contributions                    18


                           ARTICLE IV

                ALLOCATION OF PROFITS AND LOSSES

     4.1     Profits and Losses                                  19
     4.2     Capital Account Balances                            20
     4.3     Minimum Gain Chargeback                             20
     4.4     Nonrecourse Deductions                              21
     4.5     Partner Nonrecourse Deductions                      21
     4.6     Qualified Income Offset                             21
     4.7     Curative Allocations                                21
     4.8     Tax Allocations                                     21

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     4.9     Property Subject to 704(b) and 704(c)               21
     4.10    Limitations                                         21


                            ARTICLE V

                          DISTRIBUTIONS

     5.1     Distribution of Net Distributable Cash              22
     5.2     Default Allocations for Cogentrix                   22
     5.3     Default Allocations for VF                          23


                           ARTICLE VI

                           MANAGEMENT

     6.1     Management of the Partnership                       24
     6.2     Fundamental Matters                                 24
     6.3     Officers of the Partnership                         28
     6.4     No Compensation; Reimbursement                      28
     6.5     Insurance                                           28
     6.6     Cooperation on Tax Matters                          28


                           ARTICLE VII

                BOOKS, RECORDS AND BANK ACCOUNTS

     7.1     Books and Records                                   29
     7.2     Accounting Basis and Fiscal Year                    29
     7.3     Reports                                             29
     7.4     Bank Accounts                                       30
     7.5     Tax Returns                                         30
     7.6     Tax Elections                                       30
     7.7     Tax Matters Partner                                 30
     7.8     Withholdings                                        31


                          ARTICLE VIII

                      TRANSFER OF INTERESTS

     8.1     Transfer of a Partner's Interest                    31

                                   ii

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                           ARTICLE IX

           ADDITIONAL PARTNERS; WITHDRAWAL OF PARTNERS

     9.1     Additional Partners                                 32
     9.2     Withdrawal of Partners                              32


                            ARTICLE X

                   DISSOLUTION AND LIQUIDATION

     10.1    Events of Dissolution                               34
     10.2    Distributions Upon Liquidation                      34


                           ARTICLE XI

                       DISPUTE RESOLUTION

     11.1    Arbitration                                         36
     11.2    Buy/Sell Option                                     36


                           ARTICLE XII

                          MISCELLANEOUS

     12.1    Distributions and Notices                           37
     12.2    Disclosure Obligations                              38
     12.3    Successors and Assigns                              38
     12.4    Amendments                                          38
     12.5    Partition                                           38
     12.6    No Waiver                                           38
     12.7    Entire Agreement                                    39
     12.8    Captions                                            39
     12.9    Counterparts                                        39
     12.10   Applicable Law                                      39
     12.11   Severability                                        39

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                       LIST OF SCHEDULES

Schedule 1.1(a)          Calculation of Internal Rate of Return
Schedule 1.1(b)          Project Budget
Schedule 1.1(c)          Project Documents
Schedule 1.1(d)          Site
Schedule 6.3             Initial Officers of the Partnership

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                      AMENDED AND RESTATED
                AGREEMENT OF LIMITED PARTNERSHIP


     This Amended and Restated Agreement of Limited Partnership dated as of September 4, 1997 of VILLAGE FARMS OF BUFFALO, L.P. (the "Partnership") is by and among COGENTRIX OF BUFFALO, INC., a Delaware corporation ("Cogentrix GP" and a "General Partner"), COGENTRIX GREENHOUSE INVESTMENTS, INC., a Delaware corporation ("Cogentrix LP" and a "Limited Partner"), VILLAGE FARMS OF DELAWARE, L.L.C., a Delaware limited liability company ("VF Delaware" and a "General Partner"), and VILLAGE FARMS, L.L.C., a Delaware limited liability company ("VF" and a "Limited Partner").

     The Partners are parties to an Agreement of Limited
Partnership dated as of June 16, 1997 (the "Original Agreement") pursuant to which they formed the Partnership. The Partners desire to amend and restate the Original Agreement by entering into this Agreement.

     VF Delaware is a Delaware limited liability company owned 99% by Agro Power Development, Inc., a New York corporation ("Agro Power"), and 1% by VF. VF is a Delaware limited liability company owned 99% by Agro Power and 1% by VF Delaware. Agro Power has entered into agreements and instruments (as more fully defined hereafter, the "Project Documents") related to the development and operation of a venlo style greenhouse located in the vicinity of Buffalo, New York for the purpose of producing and selling tomatoes (as more fully defined hereafter, the "Project"). In order to continue with the development of the Project and obtain financing for construction and working capital needs, Agro Power desires that Cogentrix GP and Cogentrix LP contribute in the aggregate $2,740,700 to the Project. In order to encourage Cogentrix to contribute such funds to the Project, Agro Power has agreed (1) to cause VF Delaware and VF to form the Partnership with Cogentrix GP and Cogentrix LP pursuant to which all Project Documents will be assigned to the Partnership, as VF Delaware's contribution to the Partnership, in exchange for a 1% interest in the Partnership, and likewise as VF's contribution to the Partnership in exchange for a 49% interest in the Partnership, (2) that, in exchange for a contribution to the capital of the Partnership of $980 by Cogentrix LP, Cogentrix LP will receive a 49% interest in the Partnership, and (3) that, in exchange for a contribution to the capital of the Partnership of $20 by Cogentrix GP, Cogentrix GP will receive a 1% interest in the Partnership. Cogentrix GP and Cogentrix LP have agreed to make such contributions to the capital of the Partnership on the terms and conditions set forth herein.

     Accordingly, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

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                              ARTICLE I
                             DEFINITIONS

     1.1  Certain Defined Terms.

      As used in this Agreement, the following terms have the following meanings (such definitions to be equally applicable to both singular and plural forms of the terms defined):

     "Abandonment" has the meaning set forth in subsection
6.2(e).

     "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's
Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

       (a) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations
     Section 1.704-2(g)(1) and 1.704-2(i)(5); and

       (b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and
     (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section
1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Adverse Consequence" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses and fees, including, but not limited to, court costs, arbitral costs, costs of investigation, and attorneys' fees.

     "Affiliate" of any designated Person, means each Person which, directly or indirectly, controls or is controlled by or is under common control with such designated Person and, without limiting the generality of the foregoing, shall include (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of voting securities of such designated Person or ten percent (10%) or more of the equity interest in such designated Person and (b) any Person of which such designated Person beneficially owns and holds ten percent (10%) or more of any class of voting securities or in which such designated Person beneficially owns or holds ten percent (10%) or more of the equity interest. For the purposes of this definition, the terms "controls", "controlled by" and "under common control with," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, neither Cogentrix GP

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or Cogentrix LP, on the one hand, nor VF Delaware or VF, on the other hand, shall be deemed to be Affiliates of one another.

     "After-Tax" means after deducting Cogentrix GP's or Cogentrix LP's, as applicable, notional project Federal and state income tax. As used in this definition of After-Tax, the notional project Federal and state income tax of Cogentrix GP and Cogentrix LP shall be calculated as follows:

          (a) The Partnership's taxable income would be calculated from the Schedule K most recently filed with the Internal Revenue Service (or the appropriate successor form or schedule), which for purposes of clarity would include operating income as shown on such Schedule and all separately stated items of income or loss (except tax exempt income) as shown on such Schedule.

          (b) Assuming the Partnership were taxable as a for-profit corporation, the Partnership's Federal and state income tax would be determined based on the taxable income calculated in (a). For these purposes, it will be assumed that all of the Partnership's taxable income shall be taxed at a blended Federal/state rate of 38% (subject to adjustment upward or downward, as applicable, to reflect changes in the highest marginal corporate Federal tax rate).

          (c) The Partnership's notional income tax obligation as calculated in (b) shall be (i) reduced by tax credits available to be utilized to offset the current year's Federal or state income tax obligation and (ii) allocated among the Partners in the same manner as Profits and Losses are allocated among the Partners under Article IV hereof.

Provided that, for each quarter end and at year end until such time as the Partnership has filed a Schedule K with the Internal Revenue Service and a true-up of taxable income has occurred, notional project Federal and state income tax for Cogentrix GP and Cogentrix LP shall be calculated by multiplying Estimated Taxable Income allocated to Cogentrix GP and Cogentrix LP under
Article IV hereof, as the case may be, by 38% (subject to adjustment upward or downward, as applicable, to reflect changes in the highest marginal corporate Federal tax rate).

     "Agreement" means this Amended and Restated Agreement of Limited Partnership, as further amended, supplemented or otherwise modified and in effect from time to time.

     "Agro Power" means Agro Power Development Inc., a New York corporation with offices at 10 Alvin Court, East Brunswick, New
Jersey  08816.

     "Agro Power Investment" means all cash contributions to the capital of the Partnership made by VF Delaware and VF pursuant to this Agreement.

     "Appraisal Procedure" means a procedure whereby two independent appraisers, one chosen by each General Partner, shall agree upon the determinations then the subject of appraisal.
Each General Partner shall deliver a written notice to the other

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appointing its appraiser within 15 days after receipt from the other of a written notice appointing its appraiser. Each appraiser then shall prepare a written appraisal with respect to the determinations which then are the subject of appraisal. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the business of operating a hydroponic hot house and marketing the product produced therein and a familiarity with equipment used or operated in such business. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the median by more than twice the amount by which the other determination is disparate from the median, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the General Partners; otherwise the average of all three determinations shall be binding and conclusive on the General Partners. (For example, if the two appraisers appointed by the General Partners determine a value of $100 and $200, and the third appraiser determines a value of $150, then the value in question shall be conclusively determined to be $150 ($100 + $200 + $150 divided by 3). As a further example, consider the first example but the third appraiser places a value of $190. In this case, the $100 valuation shall be disregarded and the value shall be conclusively determined to be $195 ($190 + $200 divided by 2). The $100 valuation is disregarded because the median of the three appraisers was $190 and the difference between $100 and $190 is $90, which is more than twice the difference between $200 and $190 which is $10, which multiplied by two is $20.) If a General Partner shall appoint an appraiser and the other Person shall fail to appoint an appraiser in the manner specified herein, the determination of the appraiser so appointed shall be binding and conclusive on the General Partners. The expenses of the appraisal procedure shall be borne solely by the Partnership.

     "Budgets" has the meaning set forth in subsection 6.2(i).

     "Business Day" means a day other than a Saturday, a Sunday or any other day on which commercial banks in New York, North
Carolina or New Jersey are authorized or required by law or executive order to be closed.

     "Buy-Out Offer" has the meaning set forth in Section 11.2.

     "Buy-Out Offeree" has the meaning set forth in Section 11.2.

     "Buy-Out Offeror" has the meaning set forth in Section 11.2.

     "Capital Account" means, with respect to any Partner, the capital account maintained for such Partner in the Partnership
Books in accordance with the following provisions:

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            (a)     To each Partner's Capital Account there shall
     be credited such Partner's Capital Contributions, such Partner's distributive share of Profits and any other items in the nature of income or gain which are allocated under this Agreement.

            (b) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property (other than money) (net of any liabilities assumed by such Partner or to which the property is subject) distributed to such Partner pursuant to any provision of this Agreement, and such Partner's distributive share of Losses and any other items in the nature of deductions or losses which are allocated under this Agreement.

            (c) In the event all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement in a transaction that does not result in a termination of the Partnership under Code
     Section 708(b)(1)(B), the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

            (d) In determining the amount of any liability for purposes of clause (a) and clause (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.

            (e)     If a Partner owns more than one Partnership
     Interest, one Capital Account shall be maintained for the Partnership Interests of the Partner.

            (f) Each Partner's Capital Account shall in all other respects be maintained in accordance with the provisions of Regulations Section 1.704-1(b).

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

     "Capital Contribution" means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any property (other than money) (net of any liabilities assumed by the Partnership or to which the property is subject) contributed to the Partnership with respect to any Partnership Interest held by such Partner pursuant to the terms of this Agreement.

     "Capital Lease" means any lease of property, real or personal, which in accordance with GAAP, would be required to be capitalized on a balance sheet of the lessee.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Cogentrix GP Designee" has the meaning set forth in Section
6.1(a).

     "Cogentrix GP" means Cogentrix of Buffalo, Inc., a Delaware corporation.

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     "Cogentrix Investment" means (a) the respective Initial
Capital Contribution of Cogentrix GP and Cogentrix LP and (b) all subsequent contributions to the capital of the Partnership made by Cogentrix GP or Cogentrix LP (as the case may be) pursuant to this Agreement in excess of any Agro Power Investment.

     "Cogentrix LP" means Cogentrix Greenhouse Investments, Inc., a Delaware corporation.

     "Commonly Controlled Entity" means, with respect to any Person, an entity, whether or not incorporated, which is under common control with such Person within the meaning of Section
414(b) or (c) of the Code.

     "Construction Agreement" means the Commercial Design and Construction Contract dated as of July 30, 1997 between the Partnership and Agro Power for the construction of the Project, as it may be amended, supplemented or otherwise modified and in effect from time to time.

     "Construction/Term Facility" means a loan facility in the amount of $10,962,800 provided by the Construction/Term Lender pursuant to the Project Loan Documents.

     "Construction/Term Lender" means Village Farms International
Finance Association or its successor under the Construction/Term
Facility.

     "Cumulative Distributions to Cogentrix" means the aggregate, cumulative distributions of Net Distributable Cash received by Cogentrix GP and Cogentrix LP from the Partnership.

     "Cumulative Distributions to VF" means the aggregate, cumulative distributions of Net Distributable Cash received by VF
Delaware and VF from the Partnership.

     "Delaware Act" means the Delaware Revised Uniform Limited
Partnership Act, 6 Del.C. Section 17-101, et seq., as it may be amended from time to time and any successor to such Act.

     "Depreciation" means, for each fiscal year or other period, an amount equal to the deprecation, amortization, or other cost recovery deduction allocable with respect to an asset for such period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal tax purposes at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such period bears to such beginning adjusted tax basis; provided that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

     "Dollars" and "$" means dollars in lawful currency of the United States of America.

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     "Equity Funding Date" means the day on which all of the
conditions to the initial drawdown under the Construction/Term Loan Facility (other than the contributions to the capital of the Partnership to be made by Cogentrix GP and Cogentrix LP under
Section 3.2) have been met to the satisfaction of the Construction/Term Lender.

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means, with respect to any Person, any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person or is under common control (within the meaning of Section 414(c) of the Code) with such Person.

     "Estimated Taxable Income" means book income of the Partnership computed in accordance with GAAP adjusted to reflect the estimated depreciation and amortization timing differences between financial reporting and income tax reporting.

     "First Priority Return" means the receipt by Cogentrix GP and Cogentrix LP of cash distributions from Net Distributable Cash in an aggregate amount sufficient to provide each of Cogentrix GP and Cogentrix LP, as the case may be, with an Internal Rate of Return on its respective Cogentrix Investment hereunder of [xxx]% calculated in accordance with Schedule 1.1(a) (it being understood that any amounts which are part of Cogentrix Investment pursuant to subsection (b) of the definition of Cogentrix Investment shall only be entitled to such return from the date they are actually paid or made).

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

     "General Partner" means each of Cogentrix GP and VF Delaware and any Person admitted to the Partnership as an additional General Partner in accordance with the provisions of this Agreement, until such time as such Person ceases to be a general partner of the Partnership as provided herein or in the Delaware Act.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for Federal income tax purposes, except as follows:

          (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by agreement of the Partners;

                                7

---------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

          (b) The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by agreement of the Partners, and in the event the Partners fail to so agree, as determined by the Appraisal Procedure, as of the following times: (i) The acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership if the Management Committee reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

          (c) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution as determined by agreement of the Partners and, in the event the Partners fail to so agree, as determined by the Appraisal Procedure;

          (d) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall be adjusted to the extent the Partners agree (and in the event the Partners fail to so agree, as determined by the Appraisal Procedure) that an adjustment pursuant to clause (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to clause (iv) of this definition. If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (i) and (ii) of this definition or clause (iv) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset; and

          (e) The Gross Asset Value of any asset owned indirectly by the Partnership through a subsidiary partnership shall be determined pursuant to the terms of the partnership agreement for such subsidiary partnership.

     "Indebtedness" means, with respect to any Person,
(a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or of services (other than obligations under agreements for the purchase of goods and services in the normal course of business which are not more than 30 days past due; (b) obligations of such Person under Capital Leases; (c) obligations of such Person pursuant to interest hedging transactions; (d) obligations of such Person in respect of letters of credit; (e) obligations of such Person under direct and indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a), (b), (c) or (d) above (other than endorsements of negotiable instruments in the ordinary course of business); and
(f) any obligations of such Person or a Commonly Controlled Entity to a Multi-Employer Plan. For purposes of clarity,

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

"Indebtedness" includes the obligations of the Partnership to repay amounts borrowed under, and to pay other amounts owing under, the Project Loan Documents.

     "Initial Capital Contribution" means, with respect to Cogentrix GP, the amount of $20 and, with respect to Cogentrix
LP, means the amount of $980.

     "Internal Rate of Return" (whether or not capitalized) means the return to capital calculated at each calendar quarter end in accordance with Schedule 1.1(a), attached hereto and incorporated herein by reference.

     "Lien" means any mortgage, deed of trust, security interest, pledge, hypothecation, encumbrance or lien (statutory or other) of any kind or nature whatsoever (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any such agreement, and the filing of any statement under the Uniform Commercial Code or comparable law of any jurisdiction).

     "Limited Partner" means each of Cogentrix LP and VF and any Person who becomes a limited partner of the Partnership in accordance with the terms of this Agreement and is shown as such on the books and records of the Partnership.

     "Losses" has the meaning given to it in the definition of "Profits."

     "Management Agreement" means the Management Agreement dated the same date as this Agreement by and between the Partnership and VF Delaware, as it may be amended, supplemented or otherwise modified and in effect from time to time, pursuant to which VF Delaware will provide operation and maintenance services to the Partnership.

     "Management Committee" means the Management Committee of the Partnership referred to in Section 6.1.

     "Marketing Agreement" means the Marketing Agreement dated the same date as this Agreement by and between the Partnership and VF, as it may be amended, supplemented or otherwise modified and in effect from time to time, pursuant to which VF will agree to market products produced by the Partnership.

     "Multi-Employer Plan" means, with respect to any Person, a Multi-Employer Plan as defined in Section 3(37) of ERISA to which contributions have been made by such Person or any ERISA
Affiliate and which is covered by Title IV of ERISA.

     "Net Distributable Cash" means for any period, an amount equal to all cash received by the Partnership during such period, including but not limited to, cash from operations, reductions in reserves, casualty proceeds, rebates and other extraordinary items, less (a) principal, interest and other payments made under or pursuant to the Construction/Term Facility, (b) interest and fees paid pursuant to the Revolving Facility, or other borrowings, (c) all cash expenditures of and payments made by the

Partnership, and (d) any reserves established by the Management
Committee of the Partnership, and subject to the limitations on distributions, if any, imposed pursuant to the terms of the Project Loan Documents.

     "Nonrecourse Deductions" shall have the meaning set forth in Regulations Sections 1.704-2(b) and (c). The amount of Nonrecourse Deductions for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partnership minimum gain during the fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a nonrecourse liability that are allocable to an increase in Partnership minimum gain, determined according to the provisions of Regulations Section 1.704-2(c).

     "Operating Budget" means the business plan and budget required to be provided to the Partnership pursuant to the Management Agreement.

     "Operating Management Fee" means a management fee to be paid to VF Delaware in accordance with the Management Agreement.

     "Original Agreement" means the Agreement of Limited
Partnership dated as of June 16, 1997 among the Partners.

     "Partner" means any of the General Partners or the Limited
Partners.

     "Partner Nonrecourse Deductions" shall have the meaning specified in Regulations Section 1.704-2(i)(2).

     "Partnership" means Village Farms of Buffalo, L.P., the limited partnership formed pursuant to this Agreement and the filing of the Certificate of Limited Partnership with the Delaware Secretary of State.

     "Partnership Books" means the books and records maintained by the Partnership and reviewed within sixty (60) days of each fiscal year end by the Management Committee, in which records and information relating to the ownership of the Partnership, the constituency of the Management Committee and actions taken by the Management Committee or the Partners is maintained, including but not limited to, a register of the Partners, each Partner's Capital Account, each Partner's Percentage Interest, actions taken by the Management Committee and the Partners, and this Agreement and any amendments hereto.

     "Partnership Interest" means, with respect to any Partner, the interest of such Partner in the Partnership, whether general or limited, at any particular time, including the rights and obligations of such Partner as provided in this Agreement and the Delaware Act.

     "Partnership Percentage" means, with respect to any Partner, at any time, the percentage specified as such Partner's "Partnership Percentage" at the time such Partner was admitted to the Partnership, as adjusted in accordance with the terms of this Agreement. The initial Partnership Percentages are as follows:

          Cogentrix GP         1%
          Cogentrix LP        49%
          VF Delaware          1%
          VF                  49%

     "Permitted Liens" means Liens in favor of any Person other than the Partners or any of their respective Affiliates, that (a) arise in the ordinary course of business of the Partnership (including, without limitation, landlord's materialmen's, mechanic's, worker's, repairmen's and employee's Liens and similar Liens which arise in connection with any tax, assessment, governmental charge or levy) and (b) do not secure Indebtedness.

     "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     "Profits" and "Losses" mean, for any period, an amount equal to the Partnership's taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (a) Income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          (b) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

          (c) gain and loss with respect to the disposition of any Partnership asset (both directly owned assets and assets owned indirectly through a subsidiary partnership) shall be computed with respect to the Gross Asset Value rather than adjusted tax basis of such asset;

          (d) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;
     and

          (e) in the event of an adjustment in the Gross Asset Value of any Partnership asset pursuant to clause (b) of the definition of "Gross Asset Value" herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses.

     "Project" means an approximately 17.2-acre greenhouse to be located on the Site on which the Partnership will produce tomatoes for sale under the Marketing Agreement.

     "Project Assets" has the meaning set forth in Section
3.1(a).

     "Project Budget" means the pro forma budget of total Project costs attached hereto as Schedule 1.1(b), as amended or modified from time to time in accordance with subsection 6.2(i).

     "Project Credit Facilities" means, collectively, the Construction/Term Facility and the Revolving Facility.

     "Project Documents" means the agreements and instruments listed on Schedule 1.1(c) attached hereto and incorporated herein by reference entered into in connection with the Project as the same may be amended, supplemented or otherwise modified in accordance with Section 6.2 hereof and in effect from time to time.

     "Project Loan Documents" means the agreements and instruments executed by, between or among the Partnership, the Construction/Term Lender, the Revolver Lender, and any other party relating to the Construction/Term Facility and/or the Revolving Facility, as the same may be amended, supplemented or otherwise modified in accordance with Section 6.2 hereof and in effect from time to time.

     "Regulations" means the temporary, proposed and final regulations under the Code and any successor provisions thereto.

     "Requirement of Law" means, as to any Person, (a) the certificate of incorporation and by-laws or partnership agreement or other organizational or governing documents of such Person, and (b) any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject and the violation of which, or which determination, could reasonably be expected to (i) have a material adverse effect on the business, operations, properties, condition (financial or otherwise) or prospects of such Person or (ii) materially adversely affect the ability of such Person to perform its obligations under the Project Loan Documents or the Project Documents to which it is a party.

     "Revolver Lender" means Village Farms International Finance
Association or its successor under the Revolving Facility.

     "Revolving Facility" means a loan facility in the amount of $1,200,000 provided by the Revolver Lender pursuant to a certain revolving credit agreement between the Revolving Lender and the Partnership.

     "Second Priority Return" means the receipt by Cogentrix GP and Cogentrix LP of cash distributions of Net Distributable Cash in an aggregate amount sufficient to provide each of Cogentrix GP and Cogentrix LP, as the case may be, with an Internal Rate of Return on its respective Cogentrix Investment of [xxx]% inclusive of the First Priority Return) calculated in accordance with Schedule 1.1(a), (it being understood that any amounts which are part of Cogentrix Investment pursuant to subsection (b) of the definition of Cogentrix Investment shall only be entitled to such return for the date they are actually paid or made). For purposes of
Article V hereof, Internal Rate of Return shall be calculated at each calendar quarter end.

     "Site" means a parcel of approximately 33 acres located in the vicinity of Buffalo, New York and more fully described on
Schedule 1.1(d) attached hereto and incorporated herein by reference.

     "Subsidiary" means with respect to any Person, an Affiliate that is controlled (directly or indirectly through one or more intermediaries) by that Person.

     "Taxes" means any and all income or gross receipt taxes, franchise taxes, levies, imposts, duties, assessments, fees, charges and withholdings of any nature whatsoever, whether or not presently in existence, imposed by any Governmental Authority.

     "VF" means Village Farms, L.L.C., a Delaware limited liability company, 99% of which is owned by Agro Power and 1% of which is owned by VF Delaware.

     "VF Delaware" means Village Farms of Delaware, L.L.C., a
Delaware limited liability company, 99% of which is owned by Agro
Power and 1% of which is owned by VF.

     "Withdraw" or "Withdrawal", with respect to any Partner, means a Partner ceasing to be a partner of the Partnership for any reason, whether voluntary or involuntary, and "Withdrawn", with respect to a Partner, means a Partner who has ceased to be a partner of the Partnership.

     "Withdrawal Date" means the date of the Withdrawal from the Partnership of a Withdrawn Partner.

     1.2  Other Definitional Provisions.

          (a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

          (b) As used herein and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular

-------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

     provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified.

          (d) Unless the context requires otherwise, any reference in this Agreement to any of the Project Documents or the Project Loan Documents shall mean any of such documents as amended, supplemented or modified and in effect from time to time.


                              ARTICLE II
                          GENERAL PROVISIONS

     2.1 Formation of Partnership. The Partners hereby confirm the formation and establishment of a limited partnership under the terms and provisions of this Agreement and the provisions of the Delaware Act, and the rights and liabilities of the Partners shall be as provided in this Agreement and in the Delaware Act. Concurrently with the execution of the Original Agreement by VF Delaware, VF, Cogentrix GP and Cogentrix LP, VF Delaware and Cogentrix GP executed and filed with the Office of Secretary of State of the State of Delaware a Certificate of Limited Partnership in accordance with Section 17-201 of the Delaware Act, in form and substance satisfactory to both VF Delaware and Cogentrix GP.

     2.2 Name of the Partnership. The name of the Partnership shall be Village Farms of Buffalo, L.P., or such other name as the Partners from time to time may designate.

     2.3 Business of the Partnership. The business of the Partnership is to develop, construct, and operate the Project.
In furtherance of its business, the Partnership shall have and may exercise all the powers now or hereafter conferred by the laws of the State of Delaware on partnerships formed under the laws of that state, and shall do any and all things necessary or desirable for the accomplishment of the above purposes. The Partnership shall engage in no other business except as permitted by the Management Committee in accordance with Section 6.2 below.

     2.4 Registered Office of the Partnership. The Partnership shall maintain a registered office at, and the name and address of the Partnership's registered agent in Delaware is, The
Corporation Trust Company, 1209 Orange Street, New Castle County,
Wilmington, Delaware 19801.

     2.5  Liability of the Partners Generally.

          (a) Except as otherwise provided in the Delaware Act, each General Partner shall have the liabilities of a partner in a partnership without limited partners to Persons other than the Partnership and the Limited Partners.

          (b) Except as otherwise provided in this Agreement or the Delaware Act, no Limited Partner (or former Limited Partner) shall be obligated to make any contribution of capital to the Partnership or have any liability for the debts and obligations of the Partnership.

     2.6 Office of the Partnership. The Partnership shall maintain an office and principal place of business in Buffalo, New York. Pursuant to the Management Agreement, the books of account and other records with respect to the operations of the Partnership shall be maintained at 10 Alvin Court, East Brunswick, New Jersey 08816. The Partnership shall not have or maintain any office or other place of business outside of Buffalo, New York.

     2.7 Duration of the Partnership. The Partnership shall commence on June 11, 1997 and shall continue until its termination in accordance with the provisions of Article X.


                             ARTICLE III
                        CAPITAL CONTRIBUTIONS

     3.1  Capital Contributions.

          (a) VF Delaware and VF agree to convey, grant, transfer and assign (or cause to be conveyed, granted, transferred and assigned) to the Partnership all of the Project Documents, all the rights of Agro Power or any Affiliate of Agro Power under the Project Documents and all the assets and business of every kind and description, wherever located, real, personal and mixed, tangible or intangible, owned or held or used by Agro Power and any Affiliate of Agro Power solely in connection with the Project (collectively, the "Project Assets"). The Partnership hereby assumes and agrees to pay when due all liabilities and obligations of Agro Power and any Affiliate of Agro Power with respect to the Project Assets and agrees to be bound by all of the terms of, and to undertake all of the obligations of Agro Power and any Affiliate of Agro Power under the Project Documents. For the purposes of the initial Capital Accounts of the Partners, the Project Assets and Project Documents contributed or to be contributed to the Partnership by VF Delaware and VF shall be deemed to have an aggregate gross fair market value (net of liabilities) of $1,000.

          If any consent or approval is required in connection with the assignment and contribution to the Partnership pursuant to this subsection 3.1(a) of any Project Asset or any Project Document, VF Delaware and VF shall have obtained such consent or approval prior to such assignment and contribution.

          (b) Cogentrix GP shall contribute to the Partnership on execution of this Agreement by all of the Partners $20 by wire transfer of immediately available funds to an account designated in writing by the Partnership.

          (c) Cogentrix LP shall contribute to the Partnership on execution of this Agreement by all of the Partners $980 by wire transfer of immediately available funds to an account designated in writing by the Partnership.

     3.2 Additional Capital Contributions. Upon the satisfaction of or waiver of the conditions set forth in Section
3.3 hereof, on the Equity Funding Date Cogentrix GP shall contribute to the Partnership $54,794 and Cogentrix LP shall contribute to the Partnership $2,684,906 either (i) by wire transfer of immediately available funds to an account designated in writing by the Partnership or (ii) by payment(s) to vendors with respect to obligations under Project Documents.

     3.3 Conditions. The obligation of Cogentrix GP and Cogentrix LP to make the contributions described in Section 3.2 are subject to the satisfaction of each of the following conditions precedent (except those conditions, if any, that may be specifically waived in writing by Cogentrix GP or Cogentrix LP, as appropriate):

          (a) The Project Credit Facilities and the Project Loan Documents shall have been approved by the Management Committee and the Project Loan Documents will be executed by all parties thereto. An original executed copy of each Project Loan Document will be delivered to Cogentrix GP and a copy thereof delivered to Cogentrix LP as soon as available.

          (b)  All conditions to the closing of the
     Construction/Term Facility shall have occurred or been satisfied (other than evidence that the capital contributions described in Section 3.2 have been made) and all governmental consents, approvals, permits and licenses and other deliveries in connection with the Project which are required to be received by the Construction/Term Lender as a condition to the funding of the Construction/Term Facility and the Revolving Facility shall have been delivered or received. A copy of all such deliveries and other evidence of the closing shall be provided to Cogentrix GP and Cogentrix LP.

          (c)  The contribution by VF Delaware contemplated by
     Section 3.1(a) shall have been made to the satisfaction of Cogentrix GP and Cogentrix LP and evidence thereof reasonably satisfactory to Cogentrix GP and Cogentrix LP shall have been provided to them by VF Delaware.

          (d) The following representations or warranties shall be true and correct in all respects, and are hereby made to Cogentrix GP and Cogentrix LP by VF Delaware and VF as an inducement to their making capital contributions to the
     Partnership:

                 (i)     Each of VF and VF Delaware (A) is a
          limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, the ownership of which is 99% by Agro Power and 1% by VF (in the case of VF Delaware) or 1% by VF Delaware (in the case of VF), (B) has full power and authority and the legal right to incur the obligations provided for in this Agreement, and

          (C) has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Project Documents and Project Loan
          Documents to which it is a party.

                (ii) This Agreement and the Project Documents and Project Loan Documents to which it is a party have been duly authorized, executed and delivered by VF Delaware and VF and constitute the legal, valid and binding obligations of each of VF Delaware and VF enforceable against it in accordance with their terms, except as enforceability may be limited by general equitable principles and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally.

               (iii)     Neither the execution, delivery or
          performance by VF Delaware or VF of this Agreement or any of the Project Documents or Project Loan Documents to which it is a party, nor compliance by it with the terms and provisions hereof or thereof, including, without limitation, the assignment of the Project Documents and Project Assets to the Partnership, requires the consent or authorization of any other party (except such as have been duly obtained), or conflicts or will conflict with or result in a breach or violation of its charter documents or by-laws or any of the terms, conditions or provisions of any Requirement of Law applicable to it or its assets or business.

                (iv)     It is not an "investment company" or a
          company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 (v) The representations and warranties of VF Delaware or VF or any of their respective Affiliates in or pursuant to any of the Project Documents or Project Loan Documents are true and correct as of the date hereof and are hereby deemed to be made to Cogentrix GP and Cogentrix LP, mutatis mutandis, as if fully set forth herein.

          (e) The following representations or warranties shall be true and correct in all respects, and are hereby made to VF Delaware and VF by Cogentrix GP and Cogentrix LP as an inducement to their making capital contributions to the
     Partnership:

                 (i)     Each of Cogentrix GP and Cogentrix LP
          (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) has full power and authority and the legal right to incur the obligations provided for in this Agreement, and (C) has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

                (ii) This Agreement has been duly authorized, executed and delivered by Cogentrix GP and Cogentrix LP and constitutes the legal, valid and binding obligation of each of Cogentrix GP and Cogentrix LP enforceable against it in accordance with its terms, except as enforceability may be limited by general equitable principles and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally.

               (iii)     Neither the execution, delivery or
          performance by Cogentrix GP and Cogentrix LP of this Agreement, nor compliance by it with the terms and provisions hereof, requires the consent or authorization of any other party (except such as have been duly obtained), or conflicts or will conflict with or result in a breach or violation of its charter documents or bylaws or any of the terms, conditions or provisions of any Requirement of Law applicable to it or its assets or business.

                (iv)     It is not an "investment company" or a
          company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     3.4 Interest. No interest shall accrue on any contribution to the capital of the Partnership.

     3.5 Withdrawals of Capital. No Partner shall have the right to withdraw or to be repaid or returned any capital con tributed by it, except as otherwise provided herein.

     3.6  Additional Capital Contributions.   Unless otherwise
unanimously agreed by the Management Committee, no Partner shall be required to make any contribution to the capital of the Partnership other than its capital contributions set forth in this Article III. If the Management Committee has agreed that an additional cash contribution to the capital of the Partnership is to be made but a Partner does not make such contribution as and when required, then any other Partner may (but shall not be required to), at its election, either make all or a portion of the cash contribution to the capital of the Partnership (which, in the case of such an investment by Cogentrix GP or Cogentrix LP, would increase the Cogentrix Investment of such Partner or, in the case of an investment by VF or VF Delaware, would constitute (and in the case of subsequent investments would increase) an Agro Power Investment of such Partner) or loan all or a portion of the amount of such non-contributing Partner's portion of such agreed-upon cash capital contribution to the Partnership. In the event the Partner elects to make an additional cash contribution, the Partner's ownership percentage shall not change but, in the case of Cogentrix GP and Cogentrix LP, the amount of the contribution will increase its respective Cogentrix Investment and, in the case of VF and VF Delaware, would constitute (or in the case of subsequent contributions would increase) its respective Agro Power Investment. (As a result, for example, if Cogentrix were to make an additional cash contribution to the Partnership under this Section 3.6, and, if at that time, distributions of cash from Net Distributable Cash are being allocated pursuant to Section 5.1(b), then distributions shall continue to be made under Section 5.1(b) until Cogentrix GP and Cogentrix LP have received distributions of cash from Net Distributable Cash that will provide Cogentrix GP and Cogentrix LP with the Second Priority Return on the Cogentrix Investment (which will have been increased by the amount of such cash contribution under this Section 3.6)). In the event the Partner elects to make a loan, then such loan shall be on customary terms and conditions, shall be evidenced by a customary promissory note, and shall provide that (a) the loan shall be repaid in full together with interest thereon prior to any distribution of cash by the Partnership to the Partners,
(b) it shall bear interest at the same rate of interest as the interest rate then in effect under the Revolving Facility plus 1% per annum and (c) shall comply in all respects with Project Loan Documents.


                              ARTICLE IV
                   ALLOCATION OF PROFITS AND LOSSES

     4.1  Profits and Losses.

          (a) After giving effect to the special allocations set forth in Sections 4.3, 4.4, 4.5, 4.6, 4.7 and 4.10 hereof, the Partners shall share Profits and Losses as follows:

                    (i) Profits shall be allocated among the Partners as follows:

                    (A)  Profits shall first be allocated to the
          General Partners to offset any prior allocations of Loss made to the General Partners under Section
          4.1(a)(ii)(B) hereof which have not previously been offset.

                    (B)  Thereafter, Profits shall be allocated
          to the Partners to offset any prior allocations of Loss made to the Partners under Section 4.1(a)(ii)(A) which have not previously been offset.

                    (C)  Thereafter, Profits shall be allocated
          2% to Cogentrix GP and 98% to Cogentrix LP until the aggregate cumulative Profits allocated to Cogentrix GP and Cogentrix LP under this subsection (C) equals the excess of (I) Cumulative Distributions to Cogentrix over (II) the sum of Cumulative Distributions to VF and the Cogentrix Investment.

                    (D)  Thereafter, Profits shall be allocated
          among the Partners in proportion to their Partnership
          Percentages.

                    (ii) Losses shall be allocated among the Partners as follows:

                    (A) Losses shall first be allocated to the Partners in accordance with their positive Capital
          Accounts.

                    (B) Thereafter, Losses shall be allocated to the General Partners in the proportion of their Partner ship Percentages.

          For Federal income tax purposes, each item of income, gain, loss, deduction or credit entering into the computation of the Partnership's taxable income shall be allocated in the same proportion.

          (b) The Profits and Losses of the Partnership shall be unanimously determined by the Management Committee and shall be allocated as described in Section 4.1(a) (i) at the end of each fiscal quarter, (ii) upon the transfer of the Partnership Interest of any Partner pursuant to Article VIII, (iii) upon the Withdrawal of any Partner pursuant to
     Article IX, (iv) upon the admission of any Partner to the Partnership pursuant to Article IX and (vi) at such other times that the Management Committee may determine.

     4.2 Capital Account Balances. Each Partner's Capital Account shall be maintained in accordance with the principles of applicable Treasury Regulations promulgated under Section 704(b) of the Code and as otherwise provided in the definition of "Capital Accounts" and in this Article IV.

     4.3  Minimum Gain Chargeback.

          (a) Notwithstanding any other provision in this Agreement, if there is a net decrease in Partnership minimum gain (determined in accordance with the principles of Regulations Sections 1.704-2(b)(2) and 1.704-2(d)) during any Partnership taxable year, the Partners who would otherwise have an Adjusted Capital Account Deficit at the end of such year shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate as quickly as possible such Adjusted Capital Account Deficit. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(g). This subsection 4.3(a) is intended to comply with the minimum gain chargeback requirements in such Regulation Sections and shall be interpreted consistently therewith.

          (b) Notwithstanding any other provision in this Agreement, if there is a net decrease in Partnership minimum gain attributable to a partner nonrecourse debt of the Partnership (within the meaning of Regulations Sections 1.704-2(b)) during any Partnership fiscal year, each Person who has a share of the Partnership minimum gain attributable to such nonrecourse debt of the Partnership, determined in accordance with Regulation Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the greater of (i) the portion of such Person's share of the net decrease in minimum gain of the Partnership attributable to such nonrecourse debt of the Partnership, determined in accordance with Regulations Section 1.704-2(i)(b), that is allocable to the disposition of property of the Partnership subject to such nonrecourse debt of the Partnership, determined in accordance with Regulations
     Section 1.704-2(i)(4), or (ii) if such Person would otherwise have an Adjusted Capital Account Deficit at the end of such year, an amount sufficient to eliminate such Adjusted Capital Account Deficit. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This subsection 4.3(b) is intended to comply with the minimum gain chargeback requirement in such Regulations Section and shall be interpreted consistently therewith.

     Solely for purposes of this subsection 4.3(b), each Person's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to this Article IV with respect to such fiscal year, other than allocations pursuant to subsection 4.3(a) hereof.

     4.4 Nonrecourse Deductions. Nonrecourse Deductions for any taxable year shall be specifically allocated among the Partners in proportion to their Percentage Interests.

     4.5 Partner Nonrecourse Deductions. Nonrecourse Deductions attributable to otherwise nonrecourse debt with respect to which a Partner or a related person of a Partner described in Regulations Section 1.752-2(c) is the creditor or otherwise bears the "economic risk of loss" as defined in Regulations Section 1.752-2(b) shall be allocated to such Partner.

     4.6 Qualified Income Offset. Notwithstanding anything in this Agreement to the contrary, in the event any Partner unexpectedly receives any adjustments, allocations or distributions described in paragraphs (b)(2)(ii)(d)(4), (5) or
(6) of Regulations Section 1.704-1, there shall be specially allocated to such Partner such items of Partnership income and gain, at such times and in such amounts as will eliminate as quickly as possible that portion of its Adjusted Capital Account Deficit caused or increased by such adjustments, allocations or distributions.

     4.7 Curative Allocations. The allocations set forth in Sections 4.3, 4.4, 4.5, 4.6 and 4.10 hereof are intended to comply with certain requirements of Regulations Section, 1.704-1(b). Notwithstanding any other provisions of this Article IV (other than Sections 4.3, 4.4, 4.5, 4.6 and 4.10), allocations that have taken place pursuant to Sections 4.3, 4.4, 4.5, 4.6 and
4.10 shall be taken into account in allocating other items of income, gain, loss, deduction and credit so that, to the extent possible, the net amount of such other allocations and the Sections 4.3, 4.4, 4.5, 4.6, and 4.10 allocations to each Partner shall equal the net amount that would have been allocated to each Partner if the Sections 4.3, 4.4, 4.5, 4.6, and 4.10 allocations had not occurred.

     4.8 Tax Allocations. Except as provided in Sections 4.7 and 4.9 hereof, for income tax purposes each item of income, gain, loss and deduction shall be allocated in the same manner as the corresponding book item is allocated for Capital Account purposes.

     4.9 Property Subject to 704(b) and 704(c). In the case of any Partnership asset (directly or indirectly owned) the Gross Asset Value of which differs from its adjusted tax basis, income, gain, loss and deduction with respect to such asset shall, solely for tax purposes, be allocated in accordance with the principles of Code Sections 704(b) and 704(c) to take account of such difference.

     4.10 Limitations. Notwithstanding anything to the contrary in this Article IV, no allocation under this Article IV shall be made to a Limited Partner that would cause such Limited Partner to have, or that would increase, an Adjusted Capital Account Deficit. Any amount not allocated as a result of this limitation shall be reallocated to the General Partners pro rata in accordance with their relative Partnership Interests.

                              ARTICLE V
                            DISTRIBUTIONS

     5.1  Distribution of Net Distributable Cash.   Subject to
Sections 5.2 and 5.3 hereof, Net Distributable Cash for each fiscal quarter shall be distributed to the Partners within thirty
(30) days after the end of such quarter as follows:

          (a) First, from the date hereof and until each of Cogentrix GP and Cogentrix LP shall have received distributions of cash from Net Distributable Cash sufficient to provide both Cogentrix GP and Cogentrix LP with the First Priority Return, [xxx]% to Cogentrix LP, [xxx]% to Cogentrix GP, [xxx]% to VF Delaware and [xxx]% to VF,

          (b) Thereafter until each of Cogentrix GP and Cogentrix LP shall have received distributions of cash from Net Distributable Cash sufficient to provide both Cogentrix GP and Cogentrix LP with the Second Priority Return, [xxx]% to Cogentrix LP, [xxx]% to Cogentrix GP, [xxx]% to VF Delaware, and [xxx]% to VF, and

          (c) Thereafter, [xxx]% to Cogentrix LP, [xxx]% to Cogentrix GP, [xxx]% to VF Delaware and [xxx]% to VF.

     5.2 Default Allocations for Cogentrix. In the event VF Delaware, VF or Agro Power defaults or breaches any of its obligations under this Agreement, the Management Agreement, the Marketing Agreement or the Construction Agreement and such default or breach has not been remedied within any applicable cure period, or any representation or warranty made by VF Delaware, VF or any of their respective Affiliates under this Agreement or any such other agreement or document proves to have been untrue when made and (a) as a result thereof the Partnership, Cogentrix GP and Cogentrix LP (or any of them) incurs or suffers an Adverse Consequence and (b) Cogentrix GP or Cogentrix LP gives written notice of such Adverse Consequence to the Partnership and, if the amount thereof is unknown, its good faith estimate of the amount of such Adverse Consequence, then the Partnership shall thereafter refrain from making any distributions to VF Delaware and VF (or either of them) under this Agreement (any such distribution that would have been made but for this Section 5.2 is hereinafter referred to as a "Blocked Distribution") and shall take the following steps:

          (i) The Partnership shall distribute to Cogentrix GP or Cogentrix LP from such Blocked Distributions an aggregate amount equal to 100% of any such Adverse Consequence suffered or actually incurred by Cogentrix GP and Cogentrix LP or either of them (or, if the amount thereof is not known, 100% of Cogentrix GP's or Cogentrix LP's written good faith estimate thereof). Any such distribution made by the Partnership under this subsection 5.2(i) shall satisfy pro tanto the obligation of the Partnership to make distributions to VF Delaware and VF (or either of them) with respect to the Blocked Distributions. For the purposes of this Agreement, any Adverse Consequence suffered or incurred by the Partnership shall be deemed to have been suffered or incurred, on a dollar-for-dollar basis, 1% by Cogentrix GP and 49% by Cogentrix LP.

--------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

          (ii) Upon distribution to Cogentrix GP and Cogentrix LP of 100% of the aggregate amount of any such Adverse Consequence (or their good faith estimate thereof) from Blocked Distributions, the Partnership may thereafter make distributions to VF Delaware and VF under Section 5.1, unless and until it receives a subsequent notification from Cogentrix LP or Cogentrix GP under this Section 5.2.

     5.3 Default Allocations for VF. In the event Cogentrix GP or Cogentrix LP defaults or breaches any of its obligations under this Agreement and such default or breach has not been remedied within any applicable cure period, or any representation or warranty made by Cogentrix GP or Cogentrix LP under this Agreement proves to have been untrue when made and (a) as a result thereof the Partnership, VF Delaware and VF (or any of them) incurs or suffers an Adverse Consequence and (b) VF Delaware or VF gives written notice of such Adverse Consequence to the Partnership and, if the amount thereof is unknown, its good faith estimate of the amount of such Adverse Consequence, then the Partnership shall thereafter refrain from making any distributions to Cogentrix GP and Cogentrix LP (or either of them) under this Agreement (any such distribution that would have been made but for this Section 5.3 is hereinafter referred to as a "Blocked Distribution") and shall take the following steps:

          (i) The Partnership shall distribute to VF Delaware or VF from such Blocked Distributions an aggregate amount equal to 100% of any such Adverse Consequence suffered or actually incurred by VF Delaware and VF or either of them (or, if the amount thereof is not known, 100% of VF Delaware's or VF's written good faith estimate thereof).
     Any such distribution made by the Partnership under this subsection 5.3(i) shall satisfy pro tanto the obligation of the Partnership to make distributions to Cogentrix GP or Cogentrix LP (or either of them) with respect to the Blocked Distributions. For the purposes of this Agreement, any Adverse Consequence suffered or incurred by the Partnership shall be deemed to have been suffered or incurred, on a dollar-for-dollar basis, 1% by VF Delaware and 49% by VF.

          (ii) Upon distribution to VF Delaware and VF of 100% of the aggregate amount of any such Adverse Consequence (or their good faith estimate thereof) from Blocked Distributions, the Partnership may thereafter make distributions to Cogentrix GP and Cogentrix LP under Section 5.1, unless and until it receives a subsequent notification from VF Delaware or VF under this Section 5.3.

                              ARTICLE VI
                              MANAGEMENT

     6.1  Management of the Partnership.

          (a) The overall management and control of the business affairs of the Partnership shall be vested in the Management Committee, subject to the limitations contained in Section
     6.2 or elsewhere in this Agreement. The Management Committee shall consist of four members, two designated by Cogentrix GP (each a "Cogentrix GP Designee") and two designated by VF Delaware (each a "VF Delaware Designee"), and a quorum of the Management Committee shall require at least three members of the Management Committee. No action at any meeting may be taken by the Management Committee unless a quorum is present (acting in person or by proxy). The Management Committee shall meet not less frequently than quarterly. Members of the Management Committee may participate in a meeting of the Management Committee by means of conference telephone. No action may be taken by the Management Committee with respect to any of the matters described in Section 6.2 hereof unless such action is in the form of a writing signed by all members of the Management Committee. Unless otherwise agreed, all meetings of the Management Committee shall take place at Cogentrix's offices in Charlotte, North Carolina, Agro Power's offices in East Brunswick, New Jersey or such other place as the Management Committee may unanimously agree.

          (b) Except as set forth in Section 6.2, any action by the Management Committee shall require the approval of a majority of the members of the Management Committee.

          (c) Any General Partner may, at any time, replace any of its respective Designees to the Management Committee with a new Designee and, upon such change, or upon the death or resignation of any Designee, a successor shall be designated in writing by the party that appointed the Designee being replaced.

          (d) Any General Partner or member of the Management Committee may, at any time, request a meeting of the Management Committee by sending written notice specifying in reasonable detail the purpose(s) of such meeting to all other Partners and to the members of the Management Committee at least ten (10) days in advance of the proposed date for the meeting, which notice may be waived by all members of the Management Committee and all Partners. Any member of the Management Committee may propose that an action be submitted to the Management Committee for approval, and there shall be no requirement of notice of the issues to be addressed at any meeting of the Management Committee.

     6.2 Fundamental Matters. The following matters shall require the prior unanimous authorization and approval of the Management Committee:

          (a)  Any transaction in which the Partnership
     (i) acquires, purchases or leases any asset or right for consideration having a fair market value in excess of $25,000, (ii) consolidates or merges with or into any other Person, (iii) sells, assigns, leases or otherwise transfers any asset or right having a fair market value in excess of $25,000, or (iv) assumes any liability or obligation in connection with Section 6.2(a)(i) above in excess of $25,000.

          (b) The approval, execution and delivery of any contract, lease or agreement following the date of this Agreement, including without limitation, the Project Loan Documents, the Marketing Agreement, the Management Agreement and the Project Documents; provided, that no such approval shall be required for (i) any contracts and permit applications in existence prior to the date of this Agreement and listed on Schedule 1.1(c) hereto, or (ii) any other contract, lease or agreement which is expressly non-recourse to the Partners so long as the amounts to be paid by the Partnership thereunder, together with all other amounts to be paid by the Partnership pursuant to contracts, leases or agreements that have not been unanimously approved or ratified by the Management Committee, does not exceed $50,000 in the aggregate excluding contracts, leases or agreements for supplies used in the ordinary course of business and contemplated in the Operating Budget.

          (c) The approval, execution or delivery of any amendments to, modification or termination of, enforcement of rights under, or any consents or waivers in connection with any contract, lease or agreement, other than contracts entered into without prior unanimous approval of the Management Committee pursuant to subsection 6.2(a) or clause
     (ii) of subsection 6.2(b) above.

          (d) The sale or issuance by the Partnership of any interest, or of any option, warrant or similar right to acquire any interest, of any kind in the Partnership.

          (e) Any decision to (i) terminate all or any substantial part of the Project (an "Abandonment") or (ii) engage in any activity not contemplated by this Agreement.

          (f) The incurrence or assumption of any Indebtedness by the Partnership, except for (i) Indebtedness which, when the principal amount thereof is aggregated with the principal amount of Indebtedness previously incurred pursuant to this subsection 6.2(f) which remains outstanding, does not exceed $25,000 and (ii) the Indebtedness represented by the Project Loan Documents.

          (g)  The granting of any Lien (other than Permitted
     Liens) on the assets or rights of the Partnership.

          (h) The repayment (other than (i) repayments in accordance with scheduled maturity and (ii) paydowns on the Revolving Credit Facility), voluntary prepayment or redemption of, or any refinancing or other modification of the terms of, any Indebtedness.

          (i)  The adoption and modification of the Operating
     Budget or the Project Budget (collectively, the "Budgets").

          (j) The approval of any expenditure or investment not previously authorized in any Budget; provided, however, that no such approval shall be required for any expenditure or investment so long as the amount expended by the Partnership, together with the amounts of all other expen ditures by the Partnership during any fiscal year that have not been approved or ratified by the Management Committee, does not exceed $25,000 in the aggregate.

          (k) The initiation of any legal proceedings or arbitration on behalf of the Partnership, or the settlement of any claim by or against the Partnership with respect to claims in excess of $25,000 or which include requests for an injunction, specific performance or other equitable relief.

          (l) The selection, removal, or determination of authority and responsibility of the officers of the Partnership, general or special counsel for the Partnership, accountants and auditors for the Partnership and the Project and the approval of any change in the accounting or tax policy of the Partnership or the Project.

          (m) To the extent not specified in this Agreement, (i) any distribution of income or any assets or rights of the Partnership or (ii) the redemption, purchase or other acquisition of any interest in the Partnership.

          (n) Except as contemplated in Article X of this Agreement, liquidating or dissolving, or proposing to liquidate or dissolve, or effecting, or proposing to effect, a recapitalization in any form of transaction, of the Partnership.

          (o) (i) Commencing any case, proceeding or other action (A) under any existing or future law or any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for All or any substantial part of its assets; (ii) making, or proposing to make, a general assignment for the benefit of its creditors; (iii) admitting or proposing to admit in writing its inability to pay its debts as they become due; (iv) filing or proposing to file any plan of reorganization pursuant to 11 U.S.C. Section 101 et seq.;
     (v) taking, or proposing to take, any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts set forth in clause (i) or (ii) above.

          (p) Establishing any operating or capital reserves other than those required by the Project Loan Documents.

          (q)  Establishing committees of the Management
     Committee and delegating voting authority to such committees.

          (r) The approval, execution or delivery of any amendments to, modification or termination of, or any waivers of any rights under, or the grant of any consents under or in connection with any Project Document, any Project Loan Document, the Marketing Agreement or the Management Agreement.

          (s) The approval or taking of any action that would be an event of default or that would give rise to a right of termination under any Project Document or any Project Loan
     Document.

          (t) The approval or taking with any action that would give rise to an event of default under any Project Loan
     Document or that would give rise to a right of acceleration or termination under any Project Loan Document.

          (u) The reimbursement by the Partnership of any General Partner under Section 6.4(b) hereof of any amount in excess of $5,000 during any fiscal quarter.

          (v) Any change in or termination of any insurance policies maintained by the Partnership.

          (w) Any agreement to undertake any action that would require the approval of the Management Committee under this
     Section 6.2.

          (x) Any act in contravention of this Agreement or the Act.

          (y) Any act which would make it impossible to carry on the ordinary business of the Partnership.

          (z) Possession of Partnership property by any Partner, or the assignment, transfer or pledge of rights of the Partnership in specific Partnership property for other than a Partnership purpose or other than for the benefit of the Partnership, or any commingling the funds of the Partnership with the funds of any other person.

          (aa) Any action which would cause the Partnership to be treated as other than a partnership for Federal income tax purposes.

          (ab) Any confession of a judgment against the Partnership or any Partner.

          (ac) The grant of any power of attorney or appointment of any agent or attorney (other than customs brokers).

          (ad) The grant of signature authority to any Person with respect to any of the Partnership's bank or investment accounts.

     6.3 Officers of the Partnership. The Partnership may have such officers as may be designated by the Management Committee from time to time. Such officers shall (a) serve at the pleasure of the Management Committee, (b) subject to Section 6.2 and to the instructions and directions of the Management Committee, have such powers as are usually exercised by comparable designated officers of a Delaware corporation and (c) have the power to bind the Partnership through the exercise of such powers to the extent consistent with the terms hereof. The initial officers of the Partnership shall be those persons listed on Schedule 6.3 attached hereto and incorporated herein by reference. Following the execution hereof, officers shall be appointed or removed only by action of the Management Committee in accordance with the provisions of Section 6.1.

     6.4  No Compensation; Reimbursement.

          (a) Except as expressly provided herein, the General Partners, members of the Management Committee and officers shall receive no compensation for performing their duties as General Partners, members of the Management Committee or officers under this Agreement; provided, however, that this provision shall not affect any Partners' right to receive its share of distributions as set forth in Article V hereof.

          (b) Subject to the limitation, if any, imposed by the Project Loan Documents and subject to subsection 6.2(u), each General Partner shall be entitled to receive, out of any Partnership funds available therefor, reimbursement of all amounts expended by such General Partner in payment of properly incurred and documented Partnership obligations paid by such General Partner out of its own funds so long as such expenditures are made in accordance with the Budgets.

     6.5 Insurance. The Partnership shall (a) maintain, with insurers or underwriters of good repute, in the name of the Partnership, such insurance relating to the operations of the Partnership as is customary for comparable businesses to that of the Partnership to maintain, against such risks and pursuant to such terms (including deductible limits or self-insured retentions) as are customary for such businesses, and (b) pay all premiums and other sums payable in order to maintain such insurance. For purposes of clarity, it is hereby agreed that the Partnership shall maintain the insurance required by the Project Loan Documents and all insurance policies shall name Cogentrix GP and VF Delaware as an additional insured and provided that they may not be cancelled or terminated except with 30 days' prior written notice to Cogentrix GP and VF Delaware.

     6.6 Cooperation on Tax Matters. The Partnership shall cooperate fully as and to the extent reasonably requested by Cogentrix GP or VF Delaware in connection with the preparation and filing of any Tax return, statement, report or form, and any audit, litigation or other proceeding with respect to Taxes relating to or arising out of the Project. Such cooperation shall include the retention and, upon request by either Cogentrix GP or VF Delaware, the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding. The Partnership agrees to (a) retain all books and records with respect to Tax matters pertinent to the Project and
(b) give Cogentrix GP and VF Delaware reasonable written notice prior to destroying or discarding any such books and records.
The Partnership shall retain any records requested by either Cogentrix GP or VF Delaware to be retained.


                             ARTICLE VII
                   BOOKS, RECORDS AND BANK ACCOUNTS

     7.1 Books and Records. In addition to the Partnership Books, the Partnership shall also keep such books of account and other records with respect to the operations of the Partnership as will sufficiently explain the transactions and financial position of the Partnership and enable financial statements to be prepared in accordance with GAAP and shall cause such books and other records to be kept in such manner as will enable them to be properly audited. The Partnership Books and such other books and records shall be maintained at the principal places of business of the Partnership and all Partners and their duly authorized representatives shall at all times have access to and the right to review and copy such books and records.

     7.2 Accounting Basis and Fiscal Year. The books of the Partnership (a) shall be kept on an accrual basis in accordance with GAAP, (b) shall reflect all Partnership transactions, (c) shall be appropriate and adequate for the Partnership's business and for the carrying out of all provisions of this Agreement, and
(d) shall be closed and balanced as of the end of each fiscal year, as soon as practicable after the end of such fiscal year. The fiscal year of the Partnership shall be January 1 through December 31 of each year or such other fiscal year that may be selected with the unanimous approval of the Management Committee.

     7.3  Reports.

          (a)  Unless otherwise required by the Management
     Committee, the Partnership shall cause to be delivered to each Partner, within 120 days after the end of each fiscal year, an annual report containing the following:

                 (i)     A balance sheet as of the end of the
          Partnership's fiscal year and statements of income, Partners' equity and cash flows for the year then ended, each of which shall be audited and reported on by Arthur Andersen & Co. or such other independent certified public accountants, which shall be a nationally recognized accounting firm, as may be selected by the Management Committee;

                (ii)     a general description of the activities
          of the Partnership during such year; and

               (iii) a report of any material transaction between the Partnership and any Partner or any of its Affiliates, including fees and compensation and reimbursements paid by the Partnership and the products supplied and services performed by such Partner or any such Affiliate for such fees or compensation and the expenses so reimbursed; provided, however, that no report shall be required for any products supplied and services performed if such products and services are provided pursuant to the terms of a Project Document, the Management Agreement, the Marketing Agreement, an agreement approved by the Management Committee or set out in any Budget and the compensation therefor is in accordance with the terms of such agreement.

          (b) Within 45 days after the end of each quarter of each fiscal year, the Partnership shall cause to be delivered to each Partner a quarterly report containing a balance sheet as of the end of such quarter and a statement of income for such quarter, each of which may be unaudited but which shall be certified by the chief financial officer of the Partnership as fairly presenting the financial position of the Partnership at the end of such quarter and results of operations of the Partnership for such quarter and as having been prepared in accordance with the accounting methods followed by the Partnership for Federal income tax purposes and otherwise in accordance with GAAP applied on a basis substantially consistent with that of the Partnership's audited financial statements (subject to normal year end adjustments).

          (c) Within 120 days of the end of each fiscal year, the Partnership will cause to be delivered to each Partner all information necessary for the preparation of such Part ner's Federal income tax returns, including a statement showing such Partner's share of income, gains, losses, deduc tions and credits for such year for Federal income tax pur poses and the amount of any distributions made to or for the account of such Partner pursuant to this Agreement.

     7.4 Bank Accounts. The Partnership shall maintain one or more accounts in one or more banks located in Buffalo, New York and such other locations as may be approved by the Management Committee, each of which shall be a member the Federal Deposit Insurance Corporation. In addition, the Partnership shall establish such other accounts and deposit amounts as required by the Project Loan Documents. All such amounts shall be and remain the property of the Partnership, and shall be received, held and disbursed by the Partnership for the purposes specified in this Agreement. There shall not be deposited in any of said accounts any funds other than funds belonging to the Partnership, and no other funds shall in any way be commingled with such Partnership funds.

     7.5 Tax Returns. The Management Committee shall cause income tax returns for the Partnership to be prepared and timely filed with the appropriate authorities.

     7.6 Tax Elections. The Management Committee shall, from time to time, make such tax elections as it deems necessary or advisable to carry out the business of the Partnership or the purposes of this Agreement.

     7.7 Tax Matters Partner. Cogentrix GP shall be the Partnership's "tax matters partner" for purposes of the Code and with respect to all other Federal, state and local Taxes. The approval of the tax matters partner shall be required before the Partnership or any Partner (with respect to Partnership matters) files any document with any Governmental Authority including, but not limited to, returns, amendments, requests for refunds, appeals, or waivers or extensions of statutes of limitations.
The tax matters partner shall take such actions as the Management Committee may lawfully require in connection with the Partnership's Federal, state and local Tax matters.

     7.8 Withholdings. Except and only to the extent required by applicable law and except as permitted hereunder, the Partnership will not deduct or withhold any amount in respect of any tax from any payment or distribution by the Partnership to any Partner unless the Partnership has first received written authorization from such Partner so to withhold or to deduct.


                             ARTICLE VIII
                        TRANSFER OF INTERESTS

     8.1  Transfer of a Partner's Interest.

          (a) No Partner may sell, transfer, participate, assign or otherwise dispose of (whether voluntarily or by operation of law) (collectively, "transfer") all or any part of its Partnership Interest without the prior written consent of the non-transferring General Partner(s).

          (b) The non-transferring General Partner(s) may condition its (their) consent to any transfer on compliance by the Partner desiring to transfer its Partnership Interest with all or any of the following:

                 (i)     The transferring Partner must give
          written notice to the General Partners identifying in reasonable detail the proposed transferee(s) and the terms and conditions of the proposed transfer and the non-transferring General Partner(s) shall have a period of twenty (20) Business Days from the date of such notice either to consent in writing to the proposed transferee(s), or to give written notice that it does not consent to such transferee(s);

                (ii) within ten (10) Business Days after the non-transferring General Partner(s) gives written notice that it does not consent to a proposed transferee, it shall provide to the transferring Partner a written explanation of the reasons therefor;

               (iii)     such transfer does not release the
          transferring Partner from its obligations hereunder;

                (iv) the transferee shall not have the right to be separately represented on the Management Committee unless the transferring Partner is a General Partner that previously had the right to appoint Designee's to the Management Committee and the transfer involves all of such General Partner's Partnership Interest;

                 (v) the non-transferring General Partner(s) shall notify each other Partner in writing of its decision to consent to the transfer within five (5) Business Days of its grant of such consent (which notice shall include a copy of the notice sent to the non-transferring General Partner(s) by the transferring Partner) and, prior to any such transfer, each Partner (which term, for purposes of clarity, includes for purposes of this subsection (v) the non-transferring General Partner and excludes the transferring Partner) shall have the right for thirty (30) Business Days following such notice to purchase the Partnership Interest being sold by the transferring Partner pursuant to this Article VIII on the same terms and conditions as were set forth in such notice. In the event that none of the nontransferring Partners exercises its right to purchase such Partnership Interest being sold, then the transferring Partner shall have forty-five (45) days thereafter to complete the sale in accordance with the terms of the notice, after which time the transferring Partner must again comply with the procedures set forth in this Article
          VIII. In the event more than one Partner exercises its right to purchase such Partnership Interest proposed to be transferred, then such exercising Partners shall exercise such right on a pro-rata basis based on their respective Partnership Percentages (without considering the Partnership Percentage of the transferring Partner or the Partners (if any) not electing to exercise such right); or

                (vi) such transferee shall not have the right to sell, transfer, participate, assign or otherwise dispose of all or a portion of such party's Partnership Interest except in accordance with the terms of this
          Section 8.1; and

               (vii)     the transferee shall execute docu
          ments satisfactory to the Management Committee sufficient to make the transferee a party to and be bound by the terms of this Agreement and the transferee shall expressly assume all obligations of the transferring Partner hereunder.


                              ARTICLE IX
             ADDITIONAL PARTNERS; WITHDRAWAL OF PARTNERS

     9.1 Additional Partners. Persons other than the undersigned may from time to time be admitted to the Partnership as General Partners or Limited Partners only with the unanimous consent of the Management Committee and only on such terms and conditions as may be prescribed by the Management Committee.

     9.2  Withdrawal of Partners.

          (a) No Partner may withdraw from the Partnership except as provided in this Section 9.2.

          (b) A Partner shall immediately cease to be a Partner and shall be deemed to have Withdrawn from the Partnership, in the event:

                 (i) Such Partner shall commence a voluntary case or other proceedings seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

                (ii) an involuntary case or other proceeding shall be commenced against such Partner seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty
          (60) days, or an order for relief shall be entered against such Partner under the federal bankruptcy laws as now or hereafter in effect; or

               (iii) such Partner defaults in its obligation to make a capital contribution pursuant to Sections 3.1 and 3.2 (and such default is not cured within two (2) days of written notice of such default from a General Partner); or

                (iv)     it is required to Withdraw as a Partner
          pursuant to the Delaware Act.

Such Partner's Withdrawal Date shall be the day such Withdrawal occurs.

          (c) Any Partner may Withdraw voluntarily from the Partnership on not less than thirty (30) days' prior written notice by such Partner to the other Partners either (i) in the event that such Withdrawal is after October 1, 1997 and the conditions to the initial draw under each of the Construction/Term Facility Documents and the Revolving Facility have not been satisfied or (ii) with the prior unanimous consent of the Management Committee. Such Partner's Withdrawal Date shall be the date on which a written notice of Withdrawal is made.

          (d) Upon the Withdrawal of any Partner pursuant to subsections 9.2(b) or (c), such Partner's Capital Account and Partnership Percentage shall be allocated, as of the Withdrawal Date, among the other Partners in proportion to their respective Partnership Percentages on such Withdrawal Date (it being understood that such allocation shall not result in a Limited Partner becoming a General Partner). After its Withdrawal Date, a Withdrawn Partner shall not have any rights with respect to the profits, capital or affairs of the Partnership (including, but not limited to, any rights of representation on the Management Committee or any committee thereof or any rights on liquidation of the Partnership pursuant to Article X).

          (e) On the Withdrawal Date for any Partner that Withdraws pursuant to Section 9.2(b) or Section 9.2(c)(ii), such Partner shall pay to the Partnership in cash any negative balance in such Partner's capital account. If the sum of such Partner's capital account has a positive balance on the Withdrawal Date, the Partnership shall pay such amount to such Partner upon its withdrawal.


                              ARTICLE X
                     DISSOLUTION AND LIQUIDATION

     10.1 Events of Dissolution.

          (a)  The Partnership shall be dissolved upon:

                 (i)     an Abandonment pursuant to subsection
          6.2(e);

                (ii)     the occurrence of an event requiring
          dissolution under the Delaware Act;

               (iii)     the unanimous consent of the General
          Partners; or

                (iv)     at the election of Cogentrix GP, if Agro
          Power ceases, at any time, to control (as defined in the definition of "Affiliate") VF Delaware or VF.

          (b) Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the assets and rights of the Partnership shall have been distributed as provided herein. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement. Upon dissolution, the Management Committee shall liquidate the assets of the Partnership and apply and distribute the proceeds thereof as contemplated by this Agreement.

     10.2 Distributions Upon Liquidation.

          (a) After payment of liabilities owing to creditors (but excluding any liabilities payable with respect to the Management Agreement or the Marketing Agreement other than amounts then due and owing), the Management Committee or the liquidator, if any, shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership (other than liability and obligation owing with respect to the Management Agreement and the Marketing Agreement). Said reserves may be paid over by the Management Committee or the liquidator to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Management Committee or the liquidator may deem advisable, such reserves shall be distributed to the Partners or their assigns in the manner set forth in subsection (b) below.

          (b) If any General Partner has a negative Capital Account at the time of dissolution of the Partnership, such General Partner shall be required to restore to the Partner ship the amount of the negative balance in its Capital Account. If any Limited Partner has a negative Capital Account balance at the time of dissolution of the Partnership, such Limited Partner shall have no obligation to restore to the Partnership the amount of the negative balance in its Capital Account.

          (c) After paying the liabilities and providing for the reserves referred to in subsection 10.2(a) and the payment of any restoration amounts under subsection 10.2(b), the Management Committee or the liquidator shall, by the end of the Partnership's taxable year in which the Partnership dissolves (or, if later, within 90 days after the date of such termination), cause the net assets of the Partnership to be distributed in accordance with Article V hereof, provided, however, that no distribution shall be made pursuant to this sentence that creates or increases a Capital Account deficit for any Partner which exceeds such Partner's obligation to restore such deficit (under subsection 10.2(b) above), determined as follows:

                    Distributions shall be first determined
          provisionally without regard to Capital Accounts, and the allocation provisions of Article IV hereof shall also be applied provisionally. If as a result of such provisional calculations and allocations, any Partner would thereby have a Capital Account deficit which exceeds its obligation to restore such deficit under subsection 10.2(b) above, the actual distributions pursuant to this subsection (c) shall be equal to such provisional distribution less the amount of such excess and actual allocations shall be made in accordance with
          Article IV taking into account such actual distributions.

          Any remaining net assets shall be allocated among the Partners in accordance with their positive Capital Accounts.

If such distributions are insufficient to return to any Partner the full amount of its capital contributions, it shall have no recourse against any other Partner. Each Partner shall receive its share of the net assets in cash or in kind, and the proportion of such share that is received in cash shall be the same for each Partner. In the event that any part of such net assets consists of notes or accounts receivable or other non-cash assets, the Management Committee or the liquidator shall take whatever steps it deems appropriate to convert such assets into cash or into any other form which would facilitate the distribution thereof. If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of their fair market value, as determined by the Management Committee or the liquidator, if any, acting in its sole discretion.


                              ARTICLE XI
                          DISPUTE RESOLUTION

     11.1 Arbitration.

          (a) In the event a dispute arises between or among any Partners relating to the terms of this Agreement and any Partner gives written notice of such dispute to the Management Committee, then each of the Partners involved in such dispute shall refer the dispute to its senior management. The senior management of each Partner involved in such dispute shall meet and confer regarding the resolution of the dispute. In the event a resolution of such dispute is not reached within 30 days of the written notice, then any of the Partners involved in such dispute may submit the dispute to arbitration in accordance with
     Section 11.1(b).

          (b) Arbitration of disputes pursuant to this Section 14.1(b) shall be held in Charlotte, North Carolina under the commercial arbitration rules of the American Arbitration Association, and shall be heard by three arbitrators selected in accordance with such rules. Each arbitrator shall have at least five years experience in the United States in a profession or professions related to the subject matter involved in the dispute and shall not be a past or present officer, director or employee of, or have any interest in or material relationship with, any Partner or any Affiliate of any Partner. Any arbitral award shall be final and binding and may be entered by any Partner in any state or Federal court having jurisdiction thereof. Costs of arbitration (including reasonable attorney's fees and costs) shall be paid either equally by the parties to the arbitration or in accordance with the decision of the arbitrators.

     11.2 Buy/Sell Option.

          (a) In the event that the Management Committee is unable to reach a unanimous decision with respect to any matter set forth in Section 6.2, either of the General Partners (such Partner herein referred to as a "Buy-Out Offeror") shall have the right to make a written offer to buy (a "Buy-Out Offer") all (but not less than all) of the Partnership Interests of the other General Partner and its Affiliates. The Buy-Out Offer shall be at a price determined in accordance with the Appraisal Procedure (the "Aggregate Purchase Price") which shall be payment for all of the assets, liabilities and business of the Partnership, and the amount to be paid to any selling Partner under this
     Section 11.2 shall be equal to the amount such selling Partner would receive if all the assets, liabilities and business of the Partnership were sold at the Aggregate Purchase Price on the date the Buy-Out Offer was made and the Partnership were then immediately dissolved in accordance with Section 10.2. The General Partners hereby agree to use their best efforts to cause the Appraisal Procedure to be completed within ninety (90) days after it has been initiated. The General Partner receiving a Buy-Out Offer (a "Buy-Out Offeree") shall, within 30 days of the determination of the Aggregate Purchase Price in accordance with the Appraisal Procedure, either (a) accept the Buy-Out Offer on behalf of itself and its Affiliates who own Partnership Interests or (b) agree to purchase all (but not less than all) of the Partnership Interests of the Buy-Out Offeror and its Affiliates upon the foregoing terms and using the same Aggregate Purchase Price as was determined in accordance with the Appraisal Procedure to determine the amount owing to each selling Partner. The failure of any Partner receiving a Buy-Out Offer to respond to such Buy-Out Offer within such 30-day deadline of its receipt thereof, either agreeing to accept such Buy-Out Offer on behalf of itself and its Affiliates or by agreeing to purchase all (but not less than all) of the Partnership Interest of the Buy-Out Offeror and its Affiliates on the foregoing terms, shall constitute (without any further action by the Buy-Out Offeror, the receiving General Partner or any other Partner) an irrevocable acceptance of such Buy-Out Offer by the receiving General Partner binding on and enforceable against such General Partner and its Affiliates.

          (b) Any purchase of Partnership Interests required pursuant to subsection 11.2(a) shall be made through the redemption of such Partnership Interests by the Partnership; provided, however, that if such redemption is prohibited by the Project Loan Documents, such purchase shall be made directly by the purchasing General Partner. The closing date for any such purchase shall be on the date set by the purchasing General Partner which may be at any time within 180 days of the acceptance of a Buy-Out Offer or agreement to purchase, as the case may be. In the event the purchasing General Partner does not close the purchase within such 180-day period, then the purchasing General Partner's right to purchase Partnership Interests under
     Section 11.2(a) shall at the close of business on such 180th day terminate and the other General Partner shall thereafter have the right to purchase the Partnership Interests of the purchasing General Partner and its Affiliates at a price determined by using the same Aggregate Purchase Price and such other General Partner shall have 180 days immediately following the expiration of the initial 180 day period in which to close such purchase. The price to be paid to each selling Partner shall be paid by the purchasing General Partner in immediately available funds at the closing.


                             ARTICLE XII
                            MISCELLANEOUS

     12.1 Distributions and Notices. Distributions hereunder shall be sent, and notices required or permitted hereunder shall be in writing and shall be sent, to the address set forth for each Partner in signature pages hereof, or at such other address as may be supplied by written notice given in conformity with the terms of this Section 12.1. Notices to the Management Committee shall be sent care of all Partners who have a right to designate members of the Management Committee. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and/or delivered (a) when personally delivered, (b) when sent by telefax and receipt is acknowledged via telephone or otherwise as confirmation of such receipt but only if the sender obtains a printed confirmation of the receipt by the recipient of the entire document, (c) the second day following the day on which the same has been delivered prepaid to a reputable overnight courier service providing proof of receipt but only if sent for next business day delivery or (d) five (5) days after the deposit in the United States mails, registered or certified, return receipt requested and postage prepaid, in each case addressed to the party to whom such notice is to be given at the address set forth on the signature pages hereof), or at the most recent address(es) specified by written notice given to the other party in the same manner provided in this section; provided, however, that notice of an address change shall not be effective until actually received. Distributions shall be deemed given only upon the receipt thereof by a Partner.

     12.2 Disclosure Obligations. The Partnership hereby covenants and agrees for the benefit of Cogentrix GP and VF Delaware that it shall (a) notify Cogentrix GP and VF Delaware of any material fact necessary in order to make any of the representations, warranties or other statements made by it in the Project Documents, or any other written statement provided to Cogentrix GP or VF Delaware not misleading and (b) disclose in writing to Cogentrix GP and VF Delaware any fact which materially adversely affects, or which could reasonably be expected in the future to materially adversely affect Cogentrix GP, VF Delaware or the Project, in each case under clause (a) or (b) above promptly upon receiving knowledge of any such fact.

     12.3 Successors and Assigns. Subject to the restrictions on transfer set forth herein, this Agreement, and, each and every provision hereof, shall be binding upon and shall inure to the benefit of the Partners, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Partner, whether such successor acquires such interest by way of gift, purchase, foreclosure or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

     12.4 Amendments. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by a duly authorized officer of each party hereto.

     12.5 Partition. The Partners hereby agree that no Partner, nor any successor-in-interest to any Partner, shall have the right while this Agreement remains in effect to have the property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Partnership partitioned, and each Partner, on behalf of itself, its successors, representatives, heirs and assigns, hereby waives any such right. It is the intention of the Partners that during the term of this Agreement, the rights of the Partners and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Partner or successor-in-interest to assign, transfer, sell or otherwise dispose of its interest in the Partnership shall be subject to the limitations and restrictions of this Agreement.

     12.6 No Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner's right subsequently to demand strict compliance.
No consent or waiver to or of any branch or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

     12.7 Entire Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, promises and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto, including, without limitation, the Original Agreement.

     12.8 Captions. Titles or captions of articles, sections and subsections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way are intended to define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

     12.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall for all purposes constitute one Agreement, binding upon the Partners notwithstanding that all Partners may not have signed the same counterpart.

     12.10 Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within Delaware.

     12.11 Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, (a) such provision shall be construed or deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so construed or deemed amended without materially altering the intention of the parties hereto, it shall be stricken, (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction and (c) the remainder of this Agreement shall remain in full force and effect.

          IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first above mentioned.

                              COGENTRIX OF BUFFALO, INC.,
                                as General Partner

                              By  /s/ Thomas F. Schwartz
                              Printed Name:  Thomas F. Schwartz
                              Title:  Vice President - Finance
                                      and Treasurer

                              Address for Notices:

                              9405 Arrowpoint Boulevard
                              Charlotte, North Carolina  28273
                              Attention:  General Counsel

                              Address for Distributions:

                              9405 Arrowpoint Boulevard
                              Charlotte, North Carolina  28273
                              Attention:  Treasurer


                              VILLAGE FARMS OF DELAWARE, L.L.C.,
                                as General Partner

                              By:  Agro Power Development, Inc.,
                                   Managing Member

                                   By  /s/ J. Kevin Cobb
                                   Printed Name:  J. Kevin Cobb
                                   Title:  Vice President

                              Address for Notices:

                              10 Alvin Court
                              East Brunswick, New Jersey   08816
                              Attention:  Chief Financial Officer

                              Address for Distributions:

                              10 Alvin Court
                              East Brunswick, New Jersey   08816
                              Attention:  Chief Financial Officer

                              COGENTRIX GREENHOUSE INVESTMENTS,
                                 INC., as Limited Partner

                              By  /s/ Thomas F. Schwartz
                              Printed Name:  Thomas F. Schwartz
                              Title:  Vice President - Finance
                                      and Treasurer

                              Address for Notices:

                              9405 Arrowpoint Boulevard
                              Charlotte, North Carolina  28273
                              Attention:  General Counsel

                              Address for Distributions:

                              9405 Arrowpoint Boulevard
                              Charlotte, North Carolina  28273
                              Attention:  Treasurer



                              VILLAGE FARMS, L.L.C.,
                                as Limited Partner

                              By:  Agro Power Development, Inc.,
                                   Managing Member

                                   By  /s/ J. Kevin Cobb
                                   Printed Name:  J. Kevin Cobb
                                   Title:  Vice President

                              Address for Notices:

                              10 Alvin Court
                              East Brunswick, New Jersey   08816
                              Attention:  Chief Financial Officer

                              Address for Distributions:

                              10 Alvin Court
                              East Brunswick, New Jersey   08816
                              Attention:  Chief Financial Officer

                        Schedule 1.1(a)

             Calculation of Internal Rate of Return

Internal Rate of Return Calculation

The calculation of the Internal Rate of Return in connection with determining the First Priority Return and Second Priority Return will be based upon the cash inflows and cash outflows for Cogentrix GP and Cogentrix LP. The Internal Rate of Return shall be computed utilizing Microsoft Excel software version 5.0. The Internal Rate of Return shall be computed utilizing the @XIRR function in Excel. For purposes of calculating the Internal Rate of Return, the cash inflows and cash outflows to Cogentrix GP and Cogentrix LP shall consist solely of the following:

     Partner Contributions

     All contributions made by Cogentrix GP and Cogentrix LP will be reflected as a cash inflow as of the date such contribution was received by the Partnership. Cogentrix GP and Cogentrix LP will be credited for a partner contribution at any time such Partner funds cash into the Partnership.
     In addition, to the extent Cogentrix Energy, Inc. or any of its Affiliates funds cash directly into the Partnership or pays amounts to other persons to fulfill obligations under the Agreement or any of the Project Documents or Project Loan Documents or incurs costs or fees associated with securing an obligation to make a contribution to the Partnership, then such funding into the Partnership or such other payments and/or such costs or fees will be deemed a capital contribution by Cogentrix GP and Cogentrix LP as of the day on which such funding or payment is made or such costs or fees are incurred.

     Distributions to Partners

     All cash distributions will be reflected as a cash outflow on a net After-Tax basis (based on allocations of the Partnership's taxable income (loss) in accordance with
     Section 4.1) as of the date such cash distribution was received by the Partner.

The Internal Rate of Return calculation shall be performed by Agro Power as of the end of each calendar quarter and is subject to the approval of Cogentrix GP and Cogentrix LP.

All capitalized terms used in this Schedule 1.1(a) and not otherwise defined herein shall have the meaning set forth in this Agreement.

                         Schedule 1.1(b)

                         Project Budget


Construction Contract                                [xxx]
Land Lease Deposit                                   [xxx]
Land Acquisition                                     [xxx]
Land Grading                                         [xxx]
Soil Improvement                                     [xxx]
Landscaping                                          [xxx]
Construction Management Fees                         [xxx]
Turnkey Profit                                       [xxx]
Contingency, Startup & Testing                       [xxx]
                                                   -------
     Total Turnkey Contract                          [xxx]
                                                   -------

Engineering & Design                                 [xxx]
Accounting                                           [xxx]
Legal (VFIFA)                                        [xxx]
Legal (other)                                        [xxx]
Insurance                                            [xxx]
Environmental                                        [xxx]
Bank's Engineer                                      [xxx]
Administrative Fee                                   [xxx]
Bank's Local Counsel                                 [xxx]
Bank's Upfront Fee                                   [xxx]
Title Insurance                                      [xxx]
Interest During Construction                         [xxx]
Professional Consultant                              [xxx]
Development Fee                                      [xxx]
                                                   -------
     Other Transaction Costs                         [xxx]

     Total Construction & Transaction Costs          [xxx]
                                                   -------

     Equity Contribution                 [xxx]%      [xxx]
     Construction/Term Facility Amount   [xxx]%      [xxx]


Total Sources of Funds                               [xxx]
                                                   -------

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

                         Schedule 1.1(c)

                        Project Documents

Ground Lease dated September 4, 1997 between Agro Power
Development, Inc. and The Buffalo Enterprise Development
Corporation

                         Schedule 1.1(d)

                              Site

                          Schedule 6.3

              Initial Officers of the Partnership



     Name                                    Title

     Michael A. DeGiglio                     President
     Thomas F. Schwartz                      Vice President
     Albert Van Zeyst                        Vice President
     J. Kevin Cobb                           Vice President
     Michael Minerva                         Vice President
     Lawrence J. Howard                      Treasurer
     Dennis W. Alexander                     Secretary
     Lori T. Hladik                          Assistant Secretary
     Eilene M. Beck                          Assistant Secretary